Exhibit 99.1

Contact:	Office of Investor Relations

e-Mail:

InvestorRelations@SafetyInsurance.com

Telephone:	877-951-2522

SAFETY ANNOUNCES FOURTH QUARTER 2008 RESULTS

Boston, Massachusetts, March 9, 2009.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported fourth quarter 2008 results.  Net income for the quarter ended December 31, 2008 was $11.9 million, or $0.74 per diluted share, compared to $16.9 million, or $1.05 per diluted share, for the comparable 2007 period.  Net income for the year ended December 31, 2008 was $70.3 million, or $4.36 per diluted share, compared to $87.4 million, or $5.43 per diluted share, for the comparable 2007 period.  Safety’s book value per share increased to $37.17 at December 31, 2008 compared to $35.20 at December 31, 2007.  Safety paid $0.40 per share in dividends to investors during the quarters ended December 31, 2008 and 2007. Safety paid $1.60 per share in dividends to investors during the year ended December 31, 2008 compared to $1.30 per share during the comparable 2007 period.

Direct written premiums for the quarter ended December 31, 2008 decreased by $13.6 million, or 10.7%, to $114.0 million from $127.6 million for the comparable 2007 period.  Direct written premiums for the year ended December 31, 2008 decreased by $46.4 million, or 7.5%, to $573.5 million from $619.9 million for the comparable 2007 period. The 2008 decrease occurred primarily in our personal and commercial automobile lines, which experienced decreases of 7.9% and 2.3%, respectively, in average written premium per exposure.  The decrease in our personal automobile line was largely as a result of rate decreases totaling 6.7% which we filed under the competitive pricing system introduced to the private passenger automobile market in Massachusetts beginning April 1, 2008.

Net written premiums for the quarter ended December 31, 2008 decreased by $13.6 million, or 11.2%, to $107.7 million from $121.3 million for the comparable 2007 period.  Net written premiums for the year ended December 31, 2008 decreased by $47.7 million, or 7.9%, to $552.9 million from $600.6 million for the comparable 2007 period. These decreases were due to the factors that decreased direct written premiums combined with decreases in premiums assumed from Commonwealth Automobile Reinsurers (“CAR”), and partially offset by decreases in premiums ceded to CAR.  Net earned premiums for the quarter ended December 31, 2008 decreased by $11.5 million, or 7.7%, to $137.6 million from $149.1 million for the comparable 2007 period.  Net earned premiums for the year ended December 31, 2008 decreased by $32.6 million, or 5.4%, to $576.6 million from $609.2 million for the comparable 2007 period.  These decreases were due to the factors that decreased direct and net written premiums. The effect of assumed and ceded premiums on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended December 31, 2008 was $11.3 million compared to $11.5 million for the comparable 2007 period.  Net investment income for the year ended December 31, 2008 was $45.8 million compared to $44.3 million for the comparable 2007 period. Average cash and investment securities (at cost) increased by $58.2 million, or 5.8%, to $1,060.5 million for the year ended December 31, 2008 from $1,002.3 million for the comparable 2007 period.  Net effective yield on the investment portfolio was 4.3% during the year ended December 31, 2008, compared to 4.4% during the comparable 2007 period. Our duration decreased to 3.2 years at December 31, 2008, from 4.2 years at December 31, 2007.

As of December 31, 2008, our portfolio of fixed maturity investments was comprised entirely of investment grade securities.  We continue to hold no subprime mortgage debt securities.  All of our mortgage-backed securities are either U.S. Government or Agency guaranteed or are rated Aaa/AAA.  We continue to believe that our current portfolio position and strong underlying operating cash flows provide sufficient liquidity to meet our needs.  As of December 31, 2008, we maintained $143.4 million in short term securities, cash and cash equivalents and we have no outstanding debt.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended December 31, 2008 were 69.2%, 29.7% and 98.9% compared to 64.7%, 29.7% and 94.4% for the comparable 2007 period.  Loss, expense and combined ratios calculated under GAAP for the year ended December 31, 2008 were 64.1%, 30.0% and 94.1% compared to 61.5%, 28.0% and 89.5% for the comparable 2007 period. The loss ratio increased for the quarter and year ending December 31, 2008 primarily as a result of a decrease in our personal automobile earned premiums per exposure.  In addition, for the quarter ended December 31, 2008, the pre-tax net impact of catastrophes was an estimated $4.0 million in losses related to the December 2008 New England ice storm compared to no catastrophe losses for the comparable 2007 period. Total prior year favorable development included in the pre-tax results for the quarter and year ended December 31, 2008 was $13.0 million and $35.9 million, respectively, compared to prior year favorable development of $11.5 million and $30.8 million, respectively, for the comparable 2007 periods.

On February 17, 2009, the Board of Directors approved and declared a quarterly cash dividend of $0.40 per share on the issued and outstanding common stock, payable on March 13, 2009 to shareholders of record at the close of business on March 2, 2009.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2007 Form 10-K with the SEC on March 14, 2008 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income;

•                  Descriptions of assumptions underlying or relating to any of the foregoing; and

•                  Future performance of credit markets.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2008. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2008	2007
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $929,836 and $995,360)	$920,171	$1,002,028
Equity securities, at fair value (cost: $8,419 and $6,794)	8,040	6,977
Short term securities, at amortized cost which approximates fair value	82,928	—
Total investment securities	1,011,139	1,009,005
Cash and cash equivalents	60,451	46,311
Accounts receivable, net of allowance for doubtful accounts	138,792	156,343
Accrued investment income	9,957	10,972
Taxes recoverable	5,300	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	10,835	13,047
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	76,489	84,290
Ceded unearned premiums	21,620	28,818
Deferred policy acquisition costs	46,687	48,652
Deferred income taxes	18,986	13,388
Equity and deposits in pools	23,578	26,235
Other assets	13,983	9,931
Total assets	$1,437,817	$1,446,992

Liabilities
Loss and loss adjustment expense reserves	$467,559	$477,720
Unearned premium reserves	289,695	320,545
Accounts payable and accrued liabilities	51,111	50,023
Taxes payable	—	120
Payable to reinsurers	8,291	10,662
Other liabilites	17,790	17,922
Total liabilities	834,446	876,992

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,464,530 and 16,242,213 shares issued	165	162
Additional paid-in capital	140,261	134,224
Accumulated other comprehensive (loss) income, net of taxes	(6,528)	4,453
Retained earnings	476,989	432,746
Treasury stock, at cost: 232,013 and 48,124 shares	(7,516)	(1,585)
Total shareholders’ equity	603,371	570,000
Total liabilities and shareholders’ equity	$1,437,817	$1,446,992

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, except per share and share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net earned premiums	$137,555	$149,076	$576,556	$609,208
Net investment income	11,326	11,452	45,771	44,255
Net realized (losses) gains on investments	(378)	(19)	678	(6)
Finance and other service income	4,398	4,441	17,995	16,623
Total revenue	152,901	164,950	641,000	670,080

Losses and loss adjustment expenses	95,173	96,446	369,823	374,493
Underwriting, operating and related expenses	40,918	44,350	172,987	170,657
Interest expenses	22	20	81	83
Total expenses	136,113	140,816	542,891	545,233

Income before income taxes	16,788	24,134	98,109	124,847
Income tax expense	4,864	7,208	27,851	37,434
Net income	$11,924	$16,926	$70,258	$87,413

Earnings per weighted average common share:
Basic	$0.74	$1.06	$4.38	$5.46
Diluted	$0.74	$1.05	$4.36	$5.43

Cash dividends paid per common share	$0.40	$0.40	$1.60	$1.30

Weighted average number of common shares outstanding:
Basic	16,049,398	16,012,526	16,046,937	16,022,074
Diluted	16,120,652	16,096,586	16,114,355	16,095,512

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Written Premiums
Direct	$113,966	$127,610	$573,509	$619,848
Assumed	6,754	9,336	37,439	53,256
Ceded	(12,975)	(15,628)	(58,044)	(72,532)
Net written premiums	$107,745	$121,318	$552,904	$600,572

Earned Premiums
Direct	$144,306	$154,769	$595,673	$628,124
Assumed	8,608	12,319	46,125	57,839
Ceded	(15,359)	(18,012)	(65,242)	(76,755)
Net earned premiums	$137,555	$149,076	$576,556	$609,208